                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
D&K Healthcare Resources, Inc.:

We consent to incorporation by reference in the registration statement No. 333-24263 on Form S-8 of D&K Healthcare Resources, Inc. of our report dated June 27, 2002, relating to the statement of net assets available for benefits of the D&K Healthcare Resources, Inc. 401(k) Profit Sharing Plan and Trust as of December 31, 2001 and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedules as of and for the year ended December 31, 2001, which report appears in the annual report on Form 11-K of the D&K Healthcare Resources, Inc. 401(k) Profits Sharing Plan and Trust.

/s/ KPMG LLP

St. Louis, Missouri
June 27, 2002